EXHIBIT 5.2

[R. O'Neal Chadwick, Jr. Cleco Letterhead]

December 16, 2003

Cleco Corporation
2030 Donahue Ferry Road
Pineville, Louisiana 71360-5226

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Corporate Secretary of Cleco Corporation, a Louisiana corporation (the "Company"), and have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-3 (Registration No. 333-109506) (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance and sale from time to time of up to $200,000,000 in aggregate amount of (i) shares of common stock, par value $1 per share, of the Company (the "Common Stock"), (ii) shares of preferred stock, par value $25 per share, of the Company (the "$25 Preferred Stock"), (iii) shares of preferred stock, par value $100 per share, of the Company (the "$100 Preferred Stock"), (iv) the Company's senior debt securities (the "Senior Debt Securities") and (v) the Company's subordinated debt securities (the "Subordinated Debt Securities").  The Common Stock, $25 Preferred Stock, $100 Preferred Stock, Senior Debt Securities and Subordinated Debt Securities are collectively referred to herein as the "Securities."

In my capacity as your counsel in the connection referred to above, I have examined as a basis for the opinions hereinafter expressed (i) the Articles of Incorporation and Bylaws of the Company, each as amended to date, (ii) originals or copies certified or otherwise identified of corporate records of the Company, including minute books of the Company and (iii) certificates of public officials and of representatives of the Company and statutes and other instruments or documents.  In giving such opinions, I have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.  In making my examination, I have assumed that all signatures on documents examined by me are genuine, that all documents submitted to me as originals are authentic and that all documents submitted to me as certified or photostatic copies conform with the original copies of such documents.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:

1.	The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Louisiana.

Cleco Corporation 2 December 16, 2003
2.

With respect to shares of Common Stock, when (i) the Board of Directors of the Company (the "Board") has taken all necessary corporate action to approve the issuance thereof and the terms of the offering of shares of
Common Stock and related matters, and (ii) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations are made in the share register of the Company, either (a) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein, or (b) upon conversion, exchange, redemption or exercise of any other Security, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange, redemption or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Common Stock), the shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

3.

With respect to shares of the $25 Preferred Stock, when (i) the Board has taken all necessary corporate action to approve and establish the terms of the shares of the $25 Preferred Stock, to approve the issuance thereof and the terms of the offering thereof and related matters, including the adoption of Articles of Amendment to the Articles of Incorporation of the Company relating to such series of $25 Preferred Stock, and such Articles of Amendment have been filed with the Secretary of State of the State of Louisiana, and (ii) certificates representing the shares of the $25 Preferred Stock have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations are made in the share register of the Company, either (a) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the $25 Preferred Stock) provided for therein, or (b) upon conversion, exchange, redemption or exercise of any other Security, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange, redemption or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the $25 Preferred Stock), the shares of such $25 Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable.

4.

With respect to shares of the $100 Preferred Stock, when (i) the Board has taken all necessary corporate action to approve and establish the terms of the shares of the $100 Preferred Stock, to approve the issuance thereof and the terms of the offering thereof and related matters, including the adoption of Articles of Amendment to the Articles of Incorporation of the Company relating to such series of $100 Preferred Stock, and such Articles of Amendment have been filed with the Secretary of State of the State of Louisiana, and (ii) certificates representing the shares of the $100 Preferred Stock have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations are made in the share register of the Company, either (a) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the $100 Preferred Stock) provided for therein, or (b) upon conversion, exchange, redemption or exercise of any other Security, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange, redemption or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the $100 Preferred Stock), the shares of such $100 Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable.

Cleco Corporation                                                        3                                              December 16, 2003

The opinions set forth above are limited in all respects to matters of federal law of the United States of America and the law of the State of Louisiana as in effect on the date hereof.  At your request, this opinion is being furnished to you for filing as Exhibit 5.2 to the Registration Statement.  Additionally, I hereby consent to the reference to me under the caption "Validity of Securities" in the Registration Statement.  In giving such consent, I do not concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

R. O'Neal Chadwick, Jr.